                                                                    EXHIBIT 10.6


                           PURCHASE AND SALE AGREEMENT


         This PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is between DEC-MALL OF GEORGIA COURT, L.L.C., a Georgia limited liability company, with an address of 3400 Peachtree Road, NE, Suite 635, Atlanta, Georgia 30326, ("SELLER"), and GEORGIA TRUST BANCSHARES, INC., a Georgia corporation, with an address of 3570 Financial Center Way, Suite 2, Buford, Georgia 30519, and/or its permitted assigns ("PURCHASER").

                                   BACKGROUND

         A. Seller is the owner of an approximate two and thirty-eight one-hundredths (2.38) gross acre tract of land (the "LAND") located in the Gwinnett County, Georgia, with frontage on Mall of Georgia Boulevard, more particularly described on EXHIBIT A attached hereto and made a part hereof.

         B. Purchaser wants to purchase the Land and all related rights and appurtenances on the terms described herein (the Land together with appurtenances are collectively referred to as the "PROPERTY"). Seller desires to reserve an option to repurchase the Property, as more particularly described herein.

                                    AGREEMENT

         Seller shall sell the Property to Purchaser and Purchaser shall purchase the Property from Seller upon the following terms and conditions:

1.       PURCHASE PRICE.

The purchase price of the Property (the "PURCHASE PRICE") is One Million, Four Hundred Thousand and No/100 Dollars ($1,400,000.00) payable in cash at Closing (as defined in PARAGRAPH 6), subject to and in accordance with this Agreement. The Purchase Price, less a credit for the Earnest Money, and as adjusted pursuant to the prorations provided for in this Agreement, shall be paid by Purchaser to Seller at the Closing. Payment of the Purchase Price shall be made by federal funds check or federal funds wire transfer to an account in the continental U.S.A. designated in a written notice given to Purchaser by Seller no fewer than one (1) business day prior to the Closing Date.

2.       PERMITTED USE.

Purchaser shall acquire the Property for use as a retail bank and for any and all other purposes desired by Purchaser, restricted only by law, ordinance, applicable instrument recorded in the records of the Clerk of Superior Court of Gwinnett County, Georgia.

3.       EARNEST MONEY.

         a. Prior to the date of this Agreement, Purchaser has deposited with The Norton Agency (the "ESCROW AGENT"), whose address is 434 Green Street, Gainesville, Georgia 30501, Earnest Money in the amount of $5,000.00 (the "EARNEST MONEY").

         b. Escrow Agent shall apply the Earnest Money to the Purchase Price at Closing, or, if this Agreement does not close on or before fifteen (15) days following the expiration of the

                  Inspection Period, as provided herein, Escrow Agent shall disburse the Earnest Money as follows:

                  (i) In the event of default by Purchaser under this Agreement or termination of this Agreement after the end of the Inspection Period, Escrow Agent shall disburse the Earnest Money to Seller;

                  (ii) If this Agreement is terminated for any reason prior to the end of the Inspection Period other than Purchaser's default, Escrow Agent shall return the Earnest Money to Purchaser.

         c. Escrow Agent shall have authority, in its sole discretion, to determine a default under this Agreement for purposes of the Earnest Money.

4.       INSPECTION PERIOD.

         a. Right to Conduct Inspection. Purchaser shall have one hundred twenty (120) days from the execution of this Agreement (the "Inspection Period") to examine the Property to determine its suitability for Purchaser's intended use, during which time, Purchaser and its representatives will be permitted to make a full and complete investigation of the Property and conduct studies, surveys and tests as Purchaser shall deem appropriate. Purchaser shall have the right at any time during the Inspection Period to terminate this Agreement by providing Seller with written notice, and thereby receive a refund of the Earnest Money as provided in PARAGRAPH 3 above. Purchaser shall be deemed to have terminated this Agreement if Purchaser fails to give Seller written notification of satisfactory inspection within the Inspection Period.

         b. Purchaser's Contingencies. Purchaser's obligations under this Agreement will be contingent upon (i) the availability of adequate utilities, (ii) acceptable environmental assessment, soil tests, topographical survey, (iii) all easements to be conveyed and/or reserved in favor of the Property at Closing, including, without limitations, easements respecting access, utilities, storm water and signage, as evidenced by legally enforceable instruments which will permit Purchaser to obtain affirmative title insurance respecting such easement rights, all as deemed necessary or desirable to Purchaser, (iv) clear and marketable title, determined by reference to the Title Standards of the State Bar of Georgia in effect as of the date of this Agreement, and (v) Purchaser having concluded, in its sole discretion, that the Property is suitable for Purchaser's intended use. The foregoing contingencies will be satisfied or waived, in Purchaser's sole discretion, but notwithstanding the foregoing, all of the foregoing contingencies shall be deemed satisfied or waived upon Purchaser's notification to Seller of satisfactory inspection within the Inspection Period as provided in SUB-PARAGRAPH 4(a) above.

         c. Title Search. To determine clear and marketable title as described above, Purchaser, at Purchaser's expense, will obtain within thirty (30) days of the date hereof, a title insurance commitment covering the Property issued by the Title Company (the "COMMITMENT"), together with legible and complete copies of all documents referenced as title exceptions in the Commitment. Purchaser shall then have ten (10) days after receipt of such Title Commitment to provide written notice to Seller of any objections to title (any such objections herein referred to as "TITLE OBJECTION(S)"). Any exceptions to title not objected to by Purchaser as provided herein are deemed accepted. The exceptions to title listed in Schedule B-2 of the Commitment that are either accepted or waived by Purchaser, including (i) current city, state and county ad valorem property and sanitary sewer taxes not yet due and payable, (ii) all easements and agreements of record, and
                  (iii) all exceptions to title listed in Chicago Title Insurance Company Policy No. 72106-034258 dated February 20, 2001, a copy of which is attached hereto as EXHIBIT B are the "PERMITTED EXCEPTIONS" (excluding the standard printed exceptions). Purchaser agrees that the Property shall be conveyed subject to those easement rights arising under that certain Road, Utilities and Drainage Easement Agreement by and between Rayman Associates Mill Creek, L.P. and Oconee Vest, LLC dated as of August 21, 2000 and recorded in Deed Book 21173, page 67, Gwinnett County, Georgia records and an Agreement Regarding Road, Utilities and Drainage Easement Agreement dated February 15, 2001 recorded in Deed Book 22295, page 229 and that the foregoing shall also be Permitted Exceptions hereunder. No item listed in the Commitment to be satisfied at or prior to Closing shall be a Permitted Exception.

         d. Title Policy. Purchaser, at Purchaser's expense, may obtain at Closing an ALTA Extended Coverage Form of Owner Policy of title insurance (the "OWNER POLICY") covering the Property issued by Stewart Title Guaranty Company ("TITLE COMPANY"), dated as of the Closing Date in the amount of the Purchase Price, insuring good and marketable fee simple title to the Property.

         e. Failure to Correct Title Objections. If Seller fails to satisfy or correct, prior to the end of the Inspection Period, any Title Objection, then Purchaser shall elect one of the following by written notice to Seller prior to the end of the Inspection Period:

                  (i) To waive such Title Objection(s) and to close the purchase within fifteen (15) days following the expiration of the Inspection Period, in accordance with the terms of this Agreement; or

                  (ii) To terminate this Agreement and to receive a complete refund of all Earnest Money then remaining, in which event neither Seller nor Purchaser shall have any further rights, duties or obligations under this Agreement, except as otherwise provided herein.

         f. Purchaser's Survey. Purchaser acknowledges that Seller has provided Purchaser with the existing survey of the Property. During the first sixty (60) days of the Inspection Period, Purchaser shall have an update to such survey performed and shall deliver a copy of such updated survey to Seller within five (5) business days of Purchaser's receipt thereof. Any such updated survey shall show the actual boundaries of the Property and the acreage contained therein to the nearest one-thousandth (1/1000th) of an acre, and such other matters as Purchaser deems appropriate. The term "acre" for purposes of such survey shall mean all acreage of Property, but shall not include areas lying within the bed of any public roads existing as of the date of Seller's acceptance of this Agreement. Purchaser shall make any objections that Purchaser has to the survey within ten (10) days of Purchaser's receipt of the updated survey to be obtained by Purchaser pursuant to the terms of this paragraph. Seller and Purchaser shall in good faith seek to resolve Purchaser's objections on a mutually satisfactory basis within the same time period Seller has for curing Title Objections raised by Purchaser pursuant to SUB-PARAGRAPH 4(c) above. If Purchaser has no such objection or if such objections are cured to the satisfaction of Seller and Purchaser or deemed waived as provided in SUB-PARAGRAPH 4(c) ABOVE, then such survey shall constitute the "Survey" under this Agreement. The legal description of the Property to be contained in the limited warranty deed by which such Property is to be conveyed to Purchaser shall be the legal description of such Property set forth in the deed into Seller, provided that subject to Seller's reasonable review and approval, Seller will provide a quitclaim deed of the Property setting forth the legal description thereof drawn from the Survey.

         g. Purchaser's Obligation to Pursue Approval. Purchaser agrees that during the first sixty (60) days of the Inspection Period, Purchaser shall submit a site development plan to the appropriate governmental authority in Gwinnett County, Georgia and diligently pursue approval thereof. Purchaser shall promptly deliver to Seller copies of all site plans and site correspondence with Gwinnett County.

5.       PRORATIONS AND CLOSING COSTS.

         a. Ad valorem taxes against the Property will be prorated at Closing as of the Closing Date based on the tax bills for the year of Closing, and if the current year tax bill has not been issued then prorations shall be made based on the immediately prior year's tax bill. Seller shall pay to Purchaser the taxes on the Property from the beginning of the current year through the Closing Date. Upon presentment of bill from Seller setting forth Purchaser's pro rata share, with such amount so billed to be paid to Seller prior to the date on which such payment shall be delinquent. Seller shall pay the ad valorem taxes against the Property before the same are delinquent.

         b. The term "AD VALOREM TAXES" as used in this Paragraph includes general assessments - including, without limitation, regular annual assessments payable to any property owners association
                  - but does not include rollback or deferred taxes that are payable because of change in ownership or land use or any special assessments or assessments for street widening, repair, or improvement, which Seller shall pay at Closing.

         c. All closing costs other than as specified above, or as may be specifically allocated elsewhere in this Agreement, will be allocated to Seller and Purchaser in the customary manner for the sale and purchase of unimproved real property in Gwinnett County, Georgia. Seller shall pay any transfer taxes due for the transfer of title of the Property and Purchaser shall pay
                  (i) all recording costs and filing fees in connection therewith, (ii) any title examination fees or charges incurred by Purchaser, (iii) all premiums for title insurance policies obtained by Purchaser, (iv) Purchaser's attorneys' fees and expenses, and (v) cost of survey updates. Seller's attorneys' fees for negotiating this Agreement and representing the Seller in connection with the closing of the sale contemplated hereby, shall be paid by Seller.

6.       CLOSING.

         a. The "CLOSING" of this Agreement will occur at the offices of Seller's counsel, Morris, Manning & Martin, LLP, 3343 Peachtree Road, NE, Suite 1600, Atlanta, Georgia 30326, or at such other location as is mutually agreeable to Purchaser and Seller, at a date and time mutually agreed to by Seller and Purchaser, but not later than fifteen (15) days following the expiration of the Inspection Period (the "CLOSING DATE").

         b.       At the Closing:

                  (i) Purchaser must pay to Seller the Purchase Price, less the Earnest Money and adjusted for certain prorations in accordance with PARAGRAPH 5 and Purchaser shall execute and deliver at Closing the Option to Repurchase the Property in favor of Seller, in recordable form as more particularly described in PARAGRAPH 8 below;

                  (ii)     Seller must deliver to Purchaser:

                           (a) a limited warranty deed conveying the Property to Purchaser and containing no exceptions or conditions except the Permitted Exceptions (excluding the standard printed exceptions in the Owner Policy) and the Option to Repurchase in favor of Seller, as more particularly described in PARAGRAPH 8;

                           (b)      a Non-Foreign Affidavit;

                           (c) any other documents deemed necessary by Escrow Agent or Purchaser's counsel and approved by Seller's counsel; and

                           (d) exclusive possession of the Property, subject to the Permitted Exceptions and the Option to Repurchase in favor of Seller as described in PARAGRAPH 8.

7.       REPRESENTATIONS AND WARRANTIES.

         a. Seller's Representations. Seller represents and warrants to Purchaser as follows (which representations and warranties are also deemed made by Seller to Purchaser at Closing and survive Closing):

                  (i) The execution and delivery of, and Seller's performance under, this Agreement are within Seller's powers and have been duly authorized by all requisite actions. This Agreement constitutes a binding obligation of Seller enforceable in accordance with its terms.

                  (ii) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under other debtor relief laws contemplated by, pending, or threatened against Seller.

                  (iii) Seller shall not cause or permit any defects in or encumbrance or limitations upon Seller's title to the Property to arise from and after the date hereof.

                  (iv) Seller has provided a copy of the existing environmental report on the Property, prepared by Sailors Engineering, to Purchaser. Except as may be reflected therein, to the best of its knowledge, Seller is aware of no areas on the Property where Hazardous Substances or Waste have been generated, disposed of, released or found, and Seller has no actual knowledge (i) of the existence of any areas for the storage or disposal of any Hazardous Substances or Waste on the Property or (ii) that the Property has been used as a landfill or as a dump for garbage or refuse. "Hazardous Substances or Waste" as used herein means petroleum (including gasoline, crude oil or any crude oil fraction), waste, trash, garbage, industrial by-product, and chemical or hazardous substance of any nature, including, without limitation, radioactive materials, PCBs, asbestos, pesticides, herbicides, pesticide or herbicide containers, untreated sewerage, industrial process sludge and any other substance identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as "CERCLA"), as amended, the Superfund Amendment and Reauthorization Act (commonly known as "SARA"), the Resource Conservation and Recovery Act (commonly known as "RCRA"), or any other federal, state, city or county legislation or ordinances applicable to the Property.

                           Except as expressly set forth in this Agreement, Seller makes no representations or warranties, express or implied, regarding the physical condition of the Property, the presence or absence of hazardous substances on or emanating from the Property, the zoning classification of the Property, the compliance by the Property with any applicable governmental requirement, or any other aspect of the Property. By execution hereof, Purchaser agrees that neither Seller nor Seller's agents or representatives have made, and Purchaser has not relied upon, any representation or warranty of any kind which is not expressly set forth or provided for in this Agreement, and Purchaser shall acquire the Property in its physical condition as of the date of Closing "AS-IS" and "WITH ALL FAULTS," subject to the terms and conditions of this Agreement and to the express representations and warranties made by Seller herein.

         b. Purchaser's Representations. Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing, that: (a) Purchaser has all necessary power and authority to execute, deliver and perform this Agreement and the Closing Documents and to complete the transactions provided for herein and (b) this Agreement constitutes a valid and binding legal obligation of Purchaser, enforceable in accordance with their respective terms and conditions, subject to rules of law and principles of equity generally applicable to the enforceability of legal obligations, including without limitation, bankruptcy, reorganization and other debtor relief laws.

8.       OPTION TO REPURCHASE.

Purchaser hereby agrees that in the event Purchaser does not develop the Property as a retail bank site, within the twelve (12) months following Closing, Seller shall have the option to repurchase the Property for One Million Four Hundred Fifty Thousand and no/100 Dollars ($1,450,000.00)("OPTION TO REPURCHASE"). Upon notice to Purchaser by Seller of its intent to exercise its Option to Repurchase hereunder, Seller shall then have the period of ninety (90) days to close on the repurchase of the Property. Purchaser acknowledges that the deed delivered at Closing shall be conveyed subject to the Option to Repurchase.

9.       ASSIGNMENT.

Purchaser may assign this Agreement to any person or entity, provided however, that such assignment shall be in writing and, assignee shall assume all obligations of Purchaser hereunder, and notice of such assignment shall be provided to Seller. Upon such written assumption by assignee and notice thereof to Seller, Purchaser shall be released from Purchaser's obligations under this Agreement.

10.      PERFORMANCE.

Time is of the essence in the performance of the terms of this Agreement.

11.      BINDING EFFECT.

This Agreement is binding upon and inures to the benefit of the successors and assigns of the parties.

12.      ATTORNEYS' FEES.

In the event of litigation concerning the interpretation or enforcement of this Agreement, the prevailing party is entitled to recover from the losing party its actually incurred attorneys' fees, court costs, and expenses, whether at the trial or appellate level.

13.      NOTICES.

Any notice, delivery, request or other communications (a "NOTICE") required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service or Federal express) or facsimile transmission to each party at the numbers set forth below. Any such notice shall be considered given on the date of such hand or courier delivery or confirmed fax receipt, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or courier delivery or on the date of confirmed fax receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days prior written notice, any party may from time to time and at any time change its mailing address or facsimile number under this Agreement. Any notice of any party may be given by such party's counsel. The facsimile numbers for the respective parties are:

       Seller:          C/o Ralph Griffin Facsimile Number (404) 240-0154
       Purchaser:       C/o J. Michael Allen, Facsimile Number (770) 614-7573
       Escrow Agent:    C/o Betty Howard, Facsimile Number 770-287-7033

A copy of any notice of delivery addressed to Seller or Purchaser shall be sent in the manner provided above to the address for such party on page one of this agreement and to such party's counsel as follows:


         Counsel for Seller:

         Robert E. Saudek, Esq.

         Morris, Manning & Martin, LLP
         3343 Peachtree Road, NE
         Suite 1600
         Atlanta, Georgia 30326-1044
         Facsimile: (404) 365-9532

         Counsel for Purchaser:

         Bo Weber
         The Weber Firm
         417 Green Street Place
         P.O. Box 74
         Gainesville, Georgia 30503
         Facsimile:  (770) 287-8202

14.      BROKERS.

Wood Real Estate Partners, LLC ("SELLER'S BROKER") is representing Seller as its broker. The Norton Agency ("PURCHASER'S BROKER") is representing Purchaser in this transaction as its broker. Other than Seller's Broker and Purchaser's Broker, neither Seller nor Purchase has retained or accepted the service of any real estate broker, agent or salesperson in connection with the Purchase and Seller by this Agreement transaction contemplated. Seller shall pay a brokerage commission in an amount equal to eight percent (8%) of the Purchase Price, which shall be split as follows:

         a.       Three percent (3%) to Purchaser's Broker; and
         b.       Five percent (5%) to Seller's Broker.

The foregoing brokerage commissions shall be paid only upon (i) the consummation of the purchase and sale transaction contemplated by this Agreement and (ii) the execution and delivery by the applicable broker of an affidavit, release or lien waiver sufficient to release and eliminate any and all claims of lien that might arise in favor of said broker pursuant to the provisions of Official Code of Ga. Ann. Section 44-14-602. Purchaser and Seller hereby indemnify each other against, and agree to hold each other harmless from, any liability or claim (and all expenses, including attorney's fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed agency or cooperative relationship with the indemnitor and relating to this Agreement or the purchase and sale of the Property, except for the commissions to be paid by Seller to the Seller's Broker and Purchaser's Broker at the Closing as and to the extent provided above. The foregoing indemnities shall survive the rescission, cancellation, termination or consummation of this Agreement.

15.      GOVERNING LAW.

THE LAWS OF THE STATE OF GEORGIA GOVERN THIS AGREEMENT.

16.      CAPTIONS.

All captions, headings, Paragraph and subparagraph numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit or otherwise vary in any respect the text of this Agreement.

17.      REFERENCES.

All references to Paragraphs or subparagraphs shall be deemed to refer to the appropriate Paragraph or subparagraph of this Agreement. Unless otherwise specified in this Agreement, the terms "herein," "hereof," "hereunder" and other terms of like or similar import, shall be deemed to refer to this Agreement as a whole, and not to any particular Paragraph or subparagraph hereof.

18.      COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

19.      WAIVER.

Any condition or right of termination, cancellation or rescission granted by this Agreement to Purchaser or Seller may be waived by such party.

20.      RIGHTS CUMULATIVE.

Except as expressly limited by the terms of this Agreement, all rights, powers and privileges conferred hereunder shall be cumulative and not restrictive of those given by law.

21.      DATE FOR PERFORMANCE.

If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

22.      ENTIRE AGREEMENT.

This Agreement embodies the complete agreement between the parties relating to the Property and may not be varied or terminated except by written agreement of the parties. The Escrow Agent is not a party to this Agreement and its consent is not required for any amendment, variation or termination of this Agreement.



                         [EXECUTION ON FOLLOWING PAGES]

EXECUTED by Purchaser on July 14, 2004

                                   PURCHASER:

                                   GEORGIA TRUST BANCSHARES, INC., a Georgia corporation

                                   By: /s/ J. Michael Allen
                                       ----------------------------------------
                                   Name: J. Michael Allen
                                       ----------------------------------------
                                   Title: Chief Executive Officer
                                       ----------------------------------------

                                   Tax ID: 34-1986578


                    [EXECUTION CONTINUED ON FOLLOWING PAGES]

Accepted by Seller on July 14, 2004

                                     SELLER:

                                     DEC-MALL OF GEORGIA COURT, L.L.C., a
                                     Georgia limited liability company

                                     By: /s/ Ralph D. Griffin
                                        ---------------------------------------
                                     Name: Ralph D. Griffin
                                        ---------------------------------------
                                     Title: Manager
                                        ---------------------------------------

                                     Tax ID: 58-2540986


                     [EXECUTION CONTINUED ON FOLLOWING PAGE]

The undersigned acknowledges receipt of the Earnest Money and shall hold and disburse the Earnest Money in accordance with the terms of this Agreement.

                                    ESCROW AGENT:

                                    THE NORTON AGENCY

                                    By: /s/ Betty W. Howard
                                       ----------------------------------------
                                    Name: Betty W. Howard
                                         --------------------------------------
                                    Title: Vice President Investment Properties
                                         --------------------------------------


July 14, 2004

                              EXHIBIT A - THE LAND


All that tract or parcel of land lying and being in Land Lots 144 and 177 of the 7th Land District, Gwinnett County. Georgia and being more particularly described as follows:

To find the true point of beginning, commence at the intersection of Land Lots 144, 145, 176 and 177; THENCE traveling on the Land Lot Line common to Land Lots 144 and 177 North 59 degrees 55 minutes 21 seconds East for a distance of 1198.62 feet to a point, said point marked by a 1-1/4" open top pipe found; THENCE leaving said Land Lot Line and traveling North 30 degrees 14 minutes 54 seconds West for a distance of 133.59 feet to a point on the southerly right-of-way of Mall of Georgia Boulevard (120' R/W), said point marked by a 1/2 inch rebar pin set; THENCE traveling on said right-of-way North 58 degrees 30 minutes 45 seconds East for a distance of 379.69 feet to a point, said point being THE TRUE POINT OF BEGINNING.

THENCE from said point as thus established, continuing on said right-of-way North 58 degrees 30 minutes 45 seconds East for a distance of 240.51 feet to a point, said point marked by a 1/2 inch rebar pin set; THENCE leaving said right-of-way and traveling South 29 degrees 53 minutes 41 seconds East for a distance of 366.28 feet to a point, said point marked by a 1/2 inch rebar pin set: THENCE South 60 decrees 06 minutes 19 seconds West for a distance of 286.21 feet to a point on the northeasterly side of an un-named road; THENCE along said road the following three (3) courses and distances:

North 31 degrees 29 minutes 15 seconds West for a distance of 226.43 feet to a point, THENCE North 23 degrees 16 minutes 35 seconds West for a distance of
77.10 feet to a point; THENCE along a curve to the right having a radius of
70.00 feet and an arc length of 74.77 feet, being suspended by a chord of North 07 degrees 25 minutes 49 seconds East for a distance of 71.27 feet to a point, said point being THE TRUE POINT OF BEGINNING.

Said property contains 2.380 acres more or less.

The above described parcel of land is shown on and described according to that certain survey for DEC-Mall of Georgia Court, LLC and Chicago Title Insurance Company, prepared by Precision Planning. Inc.. Lee Jay Johnson, Georgia Registered Land Surveyor No. 2846, dated February 5, 2001, which survey is hereby made a part of this description by this reference.

TOGETHER WITH those easement rights arising under that certain Road, Utilities and Drainage Easement Agreement by and between Rayman Associates Mill Creek, L.P., and Oconee Vest, L.L.C., dated as of August 21, 2000 and recorded in Deed Book 21173, page 67, Gwinnett County, Georgia records.

                        EXHIBIT B - PERMITTED EXCEPTIONS






                                      A-1